April 22, 2014

First Busey Announces 2014 First Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Significant progress from first quarter of 2013:
•	Net income available to common stockholders of $7.7 million, up 39%;
•	Total average loans of $2.235 billion, up 10%;
•	Non-performing loans of $14.3 million, down 38%; and
•	Total non-interest expense of $26.6 million, down 10%.

First Busey Corporation’s net income for the first quarter of 2014 was $7.9 million and net income available to common stockholders was $7.7 million, or $0.09 per fully-diluted common share.  Net income was $1.5 million higher than the first quarter of 2013, when the Company reported net income of $6.4 million and net income available to common stockholders of $5.5 million, or $0.06 per fully-diluted common share.  The Company reported net income of $6.9 million and net income available to common stockholders of $6.0 million, or $0.07 per fully-diluted common share for the fourth quarter of 2013. Net income available to common stockholders grew 28% on a linked-quarter basis.

Net income growth was led by a reduction in preferred dividends, credit costs and operating expenses.  Robust loan growth during 2013 pushed Small Business Lending Fund (“SBLF”) qualified credits above certain thresholds required to meaningfully reduce costs of the preferred stock dividend beginning in 2014.  Dividends paid on the preferred stock totaled $0.2 million for the first quarter of 2014 compared to $0.9 million for the fourth quarter of 2013 and the first quarter of 2013.

Provision for loan loss decreased to $1.0 million in the first quarter of 2014 compared to $1.5 million in the fourth quarter of 2013 and $2.0 million in the first quarter of 2013, signifying positive trends in asset quality and continued balance sheet strength.  In addition, the Company remains focused on cost control and productivity, which broadly reduced operating expenses from prior periods.

Net income was also positively influenced by an increase in trust fees and remittance processing fees for the first quarter of 2014.  The favorable performance in these business lines was particularly beneficial as the industry is experiencing a slowdown in mortgage production, which decreased gains on sales of loans during the first quarter of 2014.  Challenging market conditions within the mortgage industry also impacted loan volumes during the first quarter of 2014, as loans held for sale decreased to $7.0 million at March 31, 2014 from $13.8 million at December 31, 2013 and $30.8 million at March 31, 2013.

End of period total loans also decreased from the fourth quarter of 2013 due to normal seasonal slowness, which was amplified by extreme winter weather conditions across the Midwest.  In addition, commercial line utilization at March 31, 2014 declined by $37.3 million from December 31, 2013 partially offsetting production, but with added line capacity creating a potential source of future growth.  Despite these influences, average loan balances for the first quarter of 2014 increased by $14.1 million from the fourth quarter of 2013 and by $198.2 million from the first quarter of 2013.  Average gross loan balances for the first quarter of 2014 were $2.235 billion, which was comparable to end of period balances of $2.233 billion.

Deposits of $2.927 billion at March 31, 2014 increased slightly from $2.869 billion at December 31, 2013, but decreased slightly from $3.017 billion at March 31, 2013, while deposit costs continued to trend favorably lower.  Non-interest bearing deposits of $578.1 million rose from $547.5 million at December 31, 2013 and from $547.2 million at March 31, 2013.  The Company remained strongly core deposit funded at 78.2% of total assets as of March 31, 2014, with ample liquidity and significant market share in the communities it serves.  The Company held no brokered CDs or FHLB borrowings as of March 31, 2014 and December 31, 2013, compared to $6.0 million of FHLB borrowings as of March 31, 2013.

Capital Strength:  At the end of the first quarter of 2014, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under regulatory guidance.  Further, First Busey Corporation’s Tangible Common Equity (TCE) increased to $321.8 million at March 31, 2014 from $316.4 million at December 31, 2013 and from $313.3 million at March 31, 2013.  TCE represented 9.15% of tangible assets at March 31, 2014 compared to 9.01% at December 31, 2013 and 8.65% at March 31, 2013.1

Due to strong financial performance, the Company will pay an increased cash dividend on April 25, 2014 of $0.05 per common share to stockholders of record as of April 18, 2014, which represents a 25% increase from the previous dividend of $0.04 per common share.  First Busey Corporation has consistently paid dividends to its common stockholders since the bank holding company was originally organized in 1980.

Asset Quality:  While much internal focus has been directed toward organic growth, our commitment to credit quality remains strong, as evidenced by another quarter of meaningful progress across a range of credit indicators.  As of March 31, 2014, the Company has significantly improved asset quality measures from prior periods and expects these levels to generally stabilize in 2014; however, this remains dependent upon market-specific economic conditions, and specific measures may fluctuate from quarter to quarter.  The key metrics are as follows:

SELECTED FINANCIAL HIGHLIGHTS2
(dollars in thousands)
	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	March 31,
	2014	2013	2013	2013

ASSET QUALITY
Gross loans	$ 2,232,632	$ 2,295,300	$ 2,250,605	$ 2,060,680
Commercial loans	1,683,557	1,751,740	1,695,583	1,508,068
Held for sale loans	7,046	13,840	17,500	30,833
Allowance for loan losses	47,426	47,567	47,964	47,773
Non-performing loans
Non-accrual loans	14,340	17,164	18,489	23,001
Loans 90+ days past due	-	195	199	204
Non-performing loans, segregated by geography
Illinois/ Indiana	11,175	13,565	14,451	16,458
Florida	3,165	3,794	4,237	6,747
Loans 30-89 days past due	4,005	6,114	2,283	7,132
Other non-performing assets	1,937	2,133	2,156	2,632
Non-performing assets to total loans and non-performing assets	0.73%	0.85%	0.93%	1.25%
Allowance as a percentage of non-performing loans	330.73%	274.02%	256.66%	205.87%
Allowance for loan losses to loans	2.12%	2.07%	2.13%	2.32%
Net charge-offs	1,141	1,897	2,527	2,239
Provision expense	1,000	1,500	2,000	2,000

The total loan portfolio decreased to $2.233 billion at March 31, 2014 from $2.295 billion at December 31, 2013, but increased from $2.061 billion at March 31, 2013.  Average gross loan balances increased to $2.235 billion for the first quarter of 2014, up slightly from $2.221 billion in the fourth quarter of 2013 and also up compared to $2.037 billion for the first quarter of 2013.

Operating Performance:  The Company continues to prioritize strengthening its balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable organic growth.  An active business outreach across the Company’s footprint continues to support ongoing business expansion.

 1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax effected goodwill and intangibles at the end of the reporting period. Tangible assets, a non-GAAP metric, is defined as total assets less tax effected goodwill and intangibles at the end of the reporting period.

2 Results are unaudited except for amounts reported as of December 31, 2013.

Busey Wealth Management’s net income of $1.0 million for the first quarter of 2014 declined slightly from $1.1 million for the fourth quarter of 2013, but rose from $0.8 million for the first quarter of 2013.  Assets under care increased to $5.0 billion as of March 31, 2014 compared to $4.3 billion at March 31, 2013.  FirsTech’s net income of $0.3 million for the first quarter of 2014 increased from $0.2 million in the fourth quarter of 2013 and was also up from the first quarter of 2013 by 18%.  FirsTech’s net income for the first quarter of 2014 was at its highest point in ten quarters.

Revenues from trust, brokerage and commissions and remittance processing activities - which are primarily generated through Busey Wealth Management and FirsTech - represented 58% of non-interest income for the first quarter of 2014, providing a balance to traditional banking activities in a slow growth economy.  Furthermore, the Company believes the boutique services offered to ultra-high net worth clients by Trevett Capital Partners within its suite of wealth services broadens its business base and enhances its ability to further develop revenue sources.

Other specific areas of operating performance are detailed as follows:

•
Net interest income of $24.6 million in the first quarter of 2014 declined slightly from $25.0 million in the fourth quarter of 2013, but was stable compared to the $24.6 million recorded in the first quarter of 2013.  The net interest income decline from the fourth quarter of 2013 was driven by comparatively fewer days falling within the first quarter of 2014 and was further influenced by decreases in yields.

•
Net interest margin increased to 3.13% for the first quarter of 2014 as compared to 3.12% for the fourth quarter of 2013 and 3.10% for the first quarter of 2013.  Average loan balances for the three months ended March 31, 2014 increased compared to the three months ended December 31, 2013 and March 31, 2013, while a highly competitive loan environment and a prolonged period of low interest rates continued to put downward pressure on yields.

•
Gain on sales of loans totaled $1.0 million in the first quarter of 2014, a decrease from $1.3 million in the fourth quarter of 2013, and from $3.5 million in the first quarter of 2013 due to market-based influences and rising interest rates. The Company anticipated total production to slow due to general industry conditions and took action in 2013 to right size expenses appropriate to lower levels of activity.  The Company is optimistic that mortgage production will increase from the first quarter to the second quarter of 2014 based on current pipelines and seasonally favorable conditions.

•
Salaries and wages and employee benefits decreased to $15.1 million in the first quarter of 2014 as compared to $15.7 million in the fourth quarter of 2013 and $16.8 million in the first quarter of 2013.  An ongoing commitment to seek sensible opportunities to reduce cost and enhance productivity resulted in personnel reductions and other cost containment efforts throughout 2013 that have contributed to positive expense trends.  In the first quarter of each calendar year, benefit expenses generally rise due to payroll taxes that typically trend downward during the year.

•
Data processing expense in the first quarter of 2014 increased to $2.8 million compared to $2.7 million in the fourth quarter of 2013 and $2.6 million in the first quarter of 2013.  As the Company manages data processing expense, it continues to enhance its mobile and internet banking services and prioritize strategies to mitigate the risk from cybercriminals through the use of new technology, industry best practices and customer education.  A portion of the increase in data processing expense was also related to supporting new sources of revenue growth at FirsTech.

•
The Company’s quarterly efficiency ratio improved to 64.65% for the first quarter of 2014 from 67.61% in the fourth quarter of 2013 and 68.83% in the first quarter of 2013.  Efficiency ratios have been influenced throughout the past few years by a number of events (such as restructuring costs, our core conversion and branch closures), which have been discussed in previous earnings releases or in other periodic reporting.  The process of examining appropriate avenues to improve efficiency is expected to continue as a focus in future periods.

Overview and Strategy:

While adverse weather conditions and a significant slowdown across the mortgage industry created headwinds for the quarter, we were encouraged by continued earnings growth and positive performance across a broad spectrum of our businesses.  Busey Wealth Management, Trevett Capital Partners and FirsTech all grew quarterly revenues by double digit percentages relative to the first quarter of the prior year.  Net interest income held steady while we executed careful changes in our investment portfolio which we anticipate will support further net interest margin improvement in future quarters.  Although loan growth took a pause in the first quarter, we are enjoying significant earnings momentum in the current period as a result of the SBLF qualified loan growth generated over the past year, which will continue to provide benefit in the form of reduced preferred stock dividends through 2015.  Comprehensive expense discipline propelled further declines in operating costs and enhanced our efficiency ratio.  Sound asset quality management supported continued balance sheet strength while credit cost reductions drove benefits to our bottom line.  Increased earnings power enabled the Company to raise its dividend to common shareholders by 25% in April 2014 to $0.05 per common share from $0.04 per common share in recent quarters.

For the second consecutive year, First Busey Corporation has been named by Forbes as one of America’s most trustworthy companies.  Our associates take great pride in being selected by Forbes as one of America’s 50 Most Trustworthy Financial Companies3  for 2014.  Busey was selected from a base of over 8,000 companies traded on U.S. exchanges using independent, non-traditional risk measures for financial analysis in order to identify the most transparent companies in the U.S.  This ratings process suggests that its 50 Most Trustworthy Financial Companies have consistently demonstrated clear and conservative accounting practices and solid corporate governance, management and board supervision.  Additionally, the analysis finds that costs of capital for the most trustworthy companies tends to be lower because their level of transparency is recognized in the marketplace.

We have received a 5-Star Superior rating by one of the nation’s leading bank rating and research firms – BauerFinancial.  The 5-Star rating is the highest designation by the agency and was awarded to us based on our financial condition, as reported on December 31, 2013.  Our superior rating denotes the highest level of strength and performance as measured by BauerFinancial.

Our emphasis on maximizing stockholder value was evidenced in the first quarter of 2014 by the upward momentum in earnings per share and increased dividend.  With our strong capital position, a stable core funding base, and improved credit dynamic, we are actively engaged in growing our Company and communities through both organic and external measures.  As we take pride in our past and look confidently towards our future, we thank our associates for their efforts, our customers for their business and you, our shareholders, for your continued support.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

3 ©2014, Forbes Media LLC.  Used with Permission.

SELECTED FINANCIAL HIGHLIGHTS1
(dollars in thousands, except per share data)

		As of and for Three Months Ended
		March 31,	December 31,	September 30,	March 31,
		2014	2013	2013	2013
EARNINGS & PER SHARE DATA
	Net income	$ 7,887	$ 6,920	$ 7,933	$ 6,433
	Income available to common shareholders2	7,705	6,012	7,024	5,525
	Revenue3	39,500	39,062	40,781	41,224
	Fully-diluted earnings per share	0.09	0.07	0.08	0.06
	Cash dividends paid per share4	0.04	0.04	0.04	-

	Net income by operating segment
	Busey Bank	$ 7,279	$ 6,173	$ 6,963	$ 5,793
	Busey Wealth Management	1,002	1,116	1,173	820
	FirsTech	309	193	259	262

AVERAGE BALANCES
	Assets	$ 3,507,711	$ 3,529,936	$ 3,492,360	$ 3,558,737
	Gross loans	2,235,314	2,221,183	2,162,138	2,037,113
	Earning assets	3,244,780	3,257,957	3,200,783	3,288,740
	Deposits	2,876,284	2,874,007	2,868,984	2,928,737
	Interest-bearing liabilities	2,494,784	2,545,375	2,523,989	2,597,596
	Shareholders' equity - common	345,089	342,912	336,928	337,555
	Tangible shareholders' equity - common	315,102	312,169	305,401	304,461

PERFORMANCE RATIOS
	Return on average assets5	0.89%	0.68%	0.80%	0.63%
	Return on average common equity5	9.06%	6.96%	8.27%	6.64%
	Return on average tangible common equity5	9.92%	7.64%	9.12%	7.36%
	Net interest margin5,7	3.13%	3.12%	3.20%	3.10%
	Efficiency ratio6	64.65%	67.61%	64.23%	68.83%
	Non-interest revenue as a % of total revenue3	37.83%	35.99%	38.13%	40.37%

1	Results are unaudited
2	Net income available to common shareholders, net of preferred dividend
3	Interest income plus non-interest income, net of interest expense and security gains
4	The Company accelerated payment of its first quarter 2013 dividend to December 2012 to provide stockholders with certainty as to the tax
	treatment of such dividend
5	Annualized and calculated on net income available to common shareholders
6	Net of security gains and losses and intangible charges
7	On a tax-equivalent basis, assuming a federal income tax rate of 35%

Condensed Consolidated Balance Sheets1	As of
(in thousands, except per share data)	March 31,	December 31,	March 31,
	2014	2013	2013
Assets
Cash and due from banks	$ 288,554	$ 231,603	$ 447,608
Investment securities	854,693	842,144	952,579
Net loans, including loans held for sale	2,185,206	2,247,733	2,012,907
Premises and equipment	65,029	65,827	70,136
Goodwill and other intangibles	29,510	30,257	32,606
Other assets	119,069	122,011	132,474
Total assets	$ 3,542,061	$ 3,539,575	$ 3,648,310

Liabilities & Stockholders' Equity
Non-interest-bearing deposits	$ 578,081	$ 547,531	$ 547,226
Interest checking, savings, and money market deposits	1,789,592	1,739,236	1,807,858
Time deposits	559,500	582,371	661,861
Total deposits	$ 2,927,173	$ 2,869,138	$ 3,016,945

Securities sold under agreements to repurchase	117,238	172,348	130,809
Long-term debt	-	-	6,000
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	22,316	27,725	25,851
Total liabilities	$ 3,121,727	$ 3,124,211	$ 3,234,605
Total stockholders' equity	$ 420,334	$ 415,364	$ 413,705
Total liabilities & stockholders' equity	$ 3,542,061	$ 3,539,575	$ 3,648,310

Share Data
Book value per common share	$ 4.00	$ 3.95	$ 3.93
Tangible book value per common share2	$ 3.66	$ 3.60	$ 3.56
Ending number of common shares outstanding	86,819	86,804	86,691

1Results are unaudited except for amounts reported as of December 31, 2013
2Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Income1
(in thousands, except per share data)	Three Months Ended March 31,
	2014	2013

Interest and fees on loans	$ 22,533	$ 22,961
Interest on investment securities	3,718	4,154
Total interest income	$ 26,251	$ 27,115

Interest on deposits	1,362	2,097
Interest on short-term borrowings	39	53
Interest on long-term debt	-	81
Junior subordinated debt owed to unconsolidated trusts	293	301
Total interest expense	$ 1,694	$ 2,532

Net interest income	$ 24,557	$ 24,583
Provision for loan losses	1,000	2,000
Net interest income after provision for loan losses	$ 23,557	$ 22,583

Trust fees	5,617	5,208
Commissions and brokers' fees	671	540
Fees for customer services	4,183	4,166
Remittance processing	2,350	2,098
Gain on sales of loans	981	3,497
Net security gains	43	-
Other	1,141	1,132
Total non-interest income	$ 14,986	$ 16,641

Salaries and wages	12,249	13,560
Employee benefits	2,893	3,227
Net occupancy expense	2,243	2,182
Furniture and equipment expense	1,204	1,254
Data processing expense	2,812	2,639
Amortization expense	747	783
Regulatory expense	555	646
OREO expense	20	543
Other operating expenses	3,895	4,733
Total non-interest expense	$ 26,618	$ 29,567

Income before income taxes	$ 11,925	$ 9,657
Income taxes	4,038	3,224
Net income	$ 7,887	$ 6,433
Preferred stock dividends	$ 182	$ 908
Income available for common stockholders	$ 7,705	$ 5,525

Share Data
Basic earnings per common share	$ 0.09	$ 0.06
Fully-diluted earnings per common share	$ 0.09	$ 0.06
Diluted average common shares outstanding	87,231	86,711

1 Results are unaudited

Corporate Profile

First Busey Corporation (Nasdaq: BUSE) is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.5 billion as of March 31, 2014.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 22 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,100 agent locations in 38 states.  More information about FirsTech, Inc. can be found at firstechinc.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of March 31, 2014, Busey Wealth Management’s assets under care were approximately $5.0 billion.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.

Contact:
Robin N. Elliott, CFO
217-365-4120

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules adopted by the federal bank regulatory agencies to implement Basel III); (iii) changes in interest rates and prepayment rates of the Company’s assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected results of acquisitions; (ix) unexpected outcomes of existing or new litigation involving the Company; (x) the economic impact of any future terrorist threats or attacks; (xi) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xii) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.